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                                                                 EXHIBIT (a)(13)

This announcement is neither an offer to exchange nor a solicitation of an offer to exchange any securities. The Offer is made solely in the Offering Circular/Proxy Statement/Prospectus dated February 2, 1999 and the related Form of Acceptance, Letter of Transmittal and Notice of Guaranteed Delivery and is being made to all holders of Esprit Telecom Ordinary Shares and Esprit Telecom ADSs (as each such term is defined below). The Offer is not being made to (nor will tenders be accepted from or on behalf of the holders of) Esprit Telecom Securities (as defined below) in Canada, Japan or Australia or in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Global TeleSystems Group, Inc. by Bear, Stearns International Limited and Bear, Stearns & Co. Inc. (together, "Bear Stearns") or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Notice of Offer to Exchange for each
Ordinary Share, par value 1 pence per
share, and each American Depositary Share representing seven Ordinary Shares of
Esprit Telecom Group plc,
0.1271 of a share and 0.89 of a share, respectively, of Common Stock, par value $0.10 per share, of
Global TeleSystems Group, Inc.

Bear Stearns on behalf of Global TeleSystems Group, Inc., a Delaware corporation (the "Company"), is offering upon the terms and subject to the conditions set forth in the Offering Circular/Proxy Statement/Prospectus, dated February 2, 1999 (the "Offering Circular/Proxy Statement/Prospectus"), and in the related Form of Acceptance, Letter of Transmittal and Notice of Guaranteed Delivery to exchange (i) each outstanding Ordinary Share, par value 1 pence per share (the "Esprit Telecom Ordinary Shares") of Esprit Telecom Group plc, a public limited company incorporated under the laws of England and Wales ("Esprit Telecom") and
(ii) each outstanding American Depositary Share of Esprit Telecom representing seven Esprit Telecom Ordinary Shares (the "Esprit Telecom ADSs" and, together with the Esprit Telecom Ordinary Shares, the "Esprit Telecom Securities"), for new shares of Common Stock, par value $0.10 per share, of the Company (the "New Common Stock") on the basis of 0.1271 of a share of New Common Stock for each Esprit Telecom Ordinary Share and 0.89 of a share of New Common Stock for each Esprit Telecom ADS (the "Offer").

Arrangements have been made so that the Offer may also be accepted by Belgian Persons. The term "Belgian Person" means any individual, corporation, partnership, trust or other entity resident in Belgium, or any corporation, partnership, trust or other entity organized under or governed by the laws of Belgium or any political subdivision thereof.

THERE WILL BE AN INITIAL OFFER PERIOD WHICH WILL EXPIRE AT 3:00 P.M. (LONDON
TIME), 10:00 A.M. (NEW YORK CITY TIME), ON THURSDAY, MARCH 4, 1999, UNLESS EXTENDED ("EXPIRATION DATE"). AT THE CONCLUSION OF THE INITIAL OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF, IF ALL CONDITIONS HAVE BEEN SATISFIED OR, WHERE PERMITTED, WAIVED, ALL ESPRIT TELECOM SECURITIES VALIDLY TENDERED AND NOT WITHDRAWN WILL BE PURCHASED AND THE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF AT LEAST 14 CALENDAR DAYS. HOLDERS OF ESPRIT TELECOM ORDINARY SHARES AND ESPRIT TELECOM ADSs, AS THE CASE MAY BE, WILL HAVE WITHDRAWAL


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RIGHTS DURING THE INITIAL OFFER PERIOD, BUT NOT DURING THE SUBSEQUENT OFFER
PERIOD INCLUDING ANY EXTENSION THEREOF, EXCEPT IN CERTAIN LIMITED CIRCUMSTANCES.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the Expiration Date a number of Esprit Telecom Securities representing not less than 90% of the share capital of Esprit Telecom to which the Offer relates (or such lesser percentage as the Company may decide, carrying not less than 50% of the voting rights normally exercisable at a general meeting of Esprit Telecom), (ii) the approval of resolutions authorizing the issuance of shares of New Common Stock in the Offer by the requisite affirmative vote of holders of a majority of the Company's Common Stock in accordance with the General Corporation Law of the State of Delaware and the Certificate of Incorporation of the Company and (iii) the satisfaction of the other conditions to the Offer as contained in Annex A to the Offering Circular/Proxy Statement/Prospectus. If the Company agrees that it will accept a lesser percentage of Esprit Telecom Securities as a condition to the Offer, the Company will announce that it will do so at least five U.S. business days in advance of the Offer being declared unconditional.

For purposes of the Offer, the Company will be deemed to have accepted for exchange, Esprit Telecom Securities validly tendered to it pursuant to the Offer and not withdrawn if and when the Offer becomes or is declared unconditional and in all respects, whereupon the Company will give oral or written notice to the Receiving Agents and the U.S. Depositary of its acceptance for exchange of such Esprit Telecom Securities tendered pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, exchange of Esprit Telecom Securities accepted for exchange pursuant to the Offer will be made by deposit of the tendered certificates representing Esprit Telecom Ordinary Shares with the Receiving Agents, and of the ADSs with the U.S. Depositary or Belgian Receiving Agent (where applicable), which Receiving Agents and U.S. Depositary will act as agents for tendering Securityholders for the purpose of receiving New Common Stock from, and transmitting such New Common Stock to, tendering Securityholders. In all cases, exchange of Esprit Telecom Securities tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by (i) the Receiving Agents of completed Forms of Acceptance together with the relevant share certificate(s) representing such Esprit Telecom Ordinary Shares and/or other document(s), and (ii) the U.S. Depositary or Belgian Receiving Agent (where applicable) of (a) the Letter of Transmittal and other required documents and (b) in the case of holders of ADSs tendering their ADSs pursuant to a book-entry transfer, an Agent's Message (as defined in the Offering Circular/Proxy Statement/Prospectus) and any other required documents, together with, in each case, American Depositary Receipts representing such ADSs (the "ADRs") (or a timely book-entry confirmation with respect to such ADSs). Any Securityholder who desires to tender ADSs and whose ADRs are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such ADSs by completing a Notice of Guaranteed Delivery and following the procedure for guaranteed delivery set forth in the Offering Circular/Proxy Statement/Prospectus under the caption "The Offer--Procedures for Accepting the Offer--Holders of Esprit Telecom ADS." Any Securityholder whose Esprit Telecom Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such Securityholder desires to tender such Esprit Telecom Securities.

The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open (subject to the U.K.'s City Code on Takeovers and Mergers),

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including the occurrence of any of the events specified in the conditions set forth in Annex A to the Offering Circular/Proxy Statement/Prospectus, in which case it will give oral or written notice of such extension to the Receiving Agents and the U.S. Depositary. During any such extension, all Esprit Telecom Securities previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering Securityholder to withdraw such Securityholder's Esprit Telecom Securities as provided in the Offer.

Under the Offer, holders of Esprit Telecom Securities will be able to withdraw their acceptances at any time prior to the expiration of the Initial Offer Period, but not during the Subsequent Offer Period (as each such term is defined in the Offering Circular/Proxy Statement/Prospectus) except in certain limited circumstances. The Offer will be deemed not to have been validly accepted in respect of any Esprit Telecom Securities which have been withdrawn. For the withdrawal to be effective, a written notice of withdrawal must be received in good time by the party (either the Receiving Agents or the U.S. Depositary) to whom the Acceptance Form was originally sent and must specify the name of the person who accepted the Offer, the number of Esprit Telecom Securities to be withdrawn and (if certificates have been submitted) the name of the registered holder of the relevant Esprit Telecom Securities, if different from the name of the person who accepted the Offer in respect of such Esprit Telecom Securities. In respect of Esprit Telecom ADSs, if Esprit Telecom ADRs have been delivered or otherwise identified to the U.S. Depositary or Belgian Receiving Agent (where applicable), then prior to the physical release of such Esprit Telecom ADRs, the serial numbers shown on such Esprit Telecom ADRs must be submitted and, unless the Esprit Telecom ADSs evidenced by such Esprit Telecom ADRs have been submitted by an Eligible Institution (as defined in the Offering Circular/Proxy Statement/Prospectus) or by means of a Letter of Transmittal, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If interests in Esprit Telecom ADSs evidenced by Esprit Telecom ADRs have been delivered pursuant to the procedures for book-entry transfer as set forth in the Offering Circular/Proxy Statement/Prospectus under the caption "The Offer--Holders of Esprit Telecom ADSs--Book-Entry Transfer", any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Esprit Telecom ADSs and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the validity (including time of receipt) or any notice of withdrawal will be determined by the Company, whose determination (except as required by the U.K. Panel on Takeovers and Mergers) will be final and binding. None of the Company, Esprit Telecom, Bear Stearns, the Receiving Agents, the U.S. Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

The information required to be disclosed by Rule 14d-6(c)(l)(xvii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offering Circular/Proxy Statement/Prospectus and is incorporated herein by reference.

The Offering Circular/Proxy Statement/Prospectus and the related Form of Acceptance, Letter of Transmittal and Notice of Guaranteed Delivery and, if required, other relevant materials will be mailed to Persons who are record holders of Esprit Telecom Securities whose names appear on Esprit Telecom's Securityholder list on January 29,1999 and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees appear on the Securityholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Esprit Telecom Securities.

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The Offering Circular/Proxy Statement/Prospectus, the Form of Acceptance, the
Letter of Transmittal and Notice of Guaranteed Delivery contain important information which should be read before any decision is made with respect to accepting the Offer.

Questions and requests for assistance or for additional copies of the Offering Circular/Proxy Statement/Prospectus and the related Form of Acceptance, Letter of Transmittal and Notice of Guaranteed Delivery and all other tender offer materials may be directed to the Information Agent or the Dealer Managers as set forth below, and copies will be furnished promptly at the Company's expense. The Company will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Dealer Managers) for soliciting tenders of Esprit Telecom Securities pursuant to the Offer.

The Information Agent for the Offer is:
GEORGESON LOGO
Wall Street Plaza
New York, New York 10005
Banks and Brokers call collect: (212) 440-9800
For holders outside the United States call collect:
(44) 171 335 8600
All others call toll free: (800) 223-2064

The Dealer Managers for the Offer are:

Bear, Stearns International Limited                Bear, Stearns & Co. Inc.
One Canada Square                                  245 Park Avenue
London E14 5AD England                             New York, New York 10167
(0171) 516 6935
                         Call toll free: (888) 823-6441

February 2, 1999